 Exhibit 99.2

Soluna Holdings, Inc. Announces Closing of $7.8 Million Series A Preferred Stock Offering

ALBANY, N.Y., December 28, 2021 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a cryptocurrency mining business powered by renewable energy, and MTI Instruments, Inc. ("MTI Instruments"), a test and measurement instruments and systems business, today announced the closing of its underwritten public offering of 445,714 shares of its 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, with a $25.00 liquidation preference per share (the “Series A Preferred Stock”), at a price to the public of $17.50 per share. The Company received aggregate gross proceeds of $7.8 million, before deducting underwriting discounts and other estimated offering fees and expenses. The offering is a re-opening of the original issuance of Series A Preferred Stock, which occurred on August 23, 2021. The additional shares of Series A Preferred Stock will form a single series, and be fully fungible, with the outstanding shares of our Series A Preferred Stock. The first dividend on the Series A Preferred Stock offered pursuant to the offering will be paid on January 31, 2022, which will include a period of less than a full month after the issuance of the Series A Preferred Stock and will cover the period from December 28, 2021 through January 31, 2022.

The Series A Preferred Stock are listed on the Nasdaq Stock Market LLC under the symbol “SLNHP”.

The Company has granted the underwriters a 45-day option to purchase up to an additional 66,857 shares of the Series A Preferred Stock (representing 15% of the shares of the Series A Preferred Stock being sold in the offering) to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the 45-day period from the closing of the offering.

SHI intends to use the net proceeds of the offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property, and business, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses.

The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not redeemable prior to August 23, 2026, except under certain circumstances. On or after August 23, 2026, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption. The Series A Preferred Stock may also be redeemed upon the occurrence of certain delisting or change in control events.

Univest Securities, LLC acted as the sole book running manager for this offering.

The offering was conducted pursuant to a prospectus supplement to base prospectus included in the Company's registration statement on Form S-3, as amended (File No. 333-261427) (the “Registration Statement”), which Registration Statement was previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”) on December 16, 2021. Such prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Electronic copies of such prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Univest Securities, LLC, 75 Rockefeller Plaza, Suite 1838, New York, NY 10019, by phone (212) 343-8888 or e-mail info@univest.us.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release, including with respect to the expected timing of the closing of the offering, and the anticipated use of proceeds, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Registration Statement and the prospectus supplement; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com